EXHIBIT 99.1

           ALLCITY INSURANCE COMPANY

           PRESS RELEASE



                                                         December 28, 2001

                     BROOKLYN, NY-- ALLCITY INSURANCE COMPANY (ALCI-NASDAQ) (the "Company") today announced the decision of the Empire Insurance Group, which includes the Company, its parent, Empire Insurance Company, and its affiliate, Centurion Insurance Company (collectively, the "Empire Group"), to conduct a complete and orderly liquidation of all of its operations.

                     Since the previously announced decisions by the Empire Group not to issue any new (as compared to renewal) insurance policies in any lines of business effective March 1, 2001, to non-renew or cancel commercial lines policies in accordance with New York Insurance law or replace them under an agreement with an unaffiliated insurance company and the Empire Group's filing of plans of orderly withdrawal with the New York Insurance Department, the Empire Group has explored options for developing a new business model and strategy. After evaluating these options, the Empire Group has determined that it is in the best interest of its shareholders and policyholders to commence a complete and orderly liquidation of all of its operations.

                     As part of the Empire Group, Allcity is a property casualty insurer that formerly specialized in commercial and personal property and casualty insurance business primarily in the New York metropolitan area.


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